EXHIBIT 3.1

                         ARTICLES OF INCORPORATION OF
                         TOLLYCRAFT YACHT CORPORATION

  ARTICLE I: The name of the corporation is TOLLYCRAFT YACHT
  CORPORATION.

  ARTICLE II: The name and address of the corporation's resident agent is: Marilyn K. Radloff, 115 Taurus Circle,
  Reno, Nevada 89511.

  ARTICLE III: The purpose of this corporation is to engage in any lawful activity for which a corporation may be organized under the laws of Nevada other than the banking business, the trust company business or the practice of a profession.

  ARTICLE IV: This corporation is authorized to issue up to an aggregate of total of 50,000,000 shares of capital stock, each having a par value of $0.001.
  Said stock is issuable in more than one class in whatever series and terms are deemed proper from time to time by the Board of Directors of the corporation at their discretion, including different designations, preferences, limitations, restrictions, relative rights and distinguishing designations of each class or series. There shall be no cumulative voting, and all pre-emptive rights are denied. Each share shall entitle the holder thereof to one vote.

  ARTICLE V: The governing board shall be known as directors, the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation. The first Board of Directors consist of three members, Peter D. Hobbs located at 10650 Scripps Ranch Blvd., Suite 220, San Diego, California 92131; and D.R. Cooley and Chris Christiansen, both located at 2200 Clinton Avenue, Kelso, Washington 98626.

  ARTICLE VI: The capital stock of the corporation, after the amount of the subscription price has been paid in money, property, or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid up shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

  ARTICLE VII: The name and post office address of the incorporator signing the Articles of Incorporation is as follows: Peter D. Hobbs, 10650 Scripps Ranch Blvd., Suite
  220, San Diego, California 92131.

  ARTICLE VIII: The corporation is to have perpetual existence.

  ARTICLE IX:  The liability of the directors of the
  corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada law.

  THE UNDERSIGNED, being the incorporator hereinbefore named for the purpose of forming this corporation, does make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true.



  ____________________________________________
                                Peter D. Hobbs

  State of California
  County of San Diego

  On December 11, 1996, personally appeared before me, a notary public, Peter D. Hobbs, who executed the above instrument.

                               /s/ Robert C. Weaver, Jr.
                                Signature of Notary